[Letterhead of PricewaterhouseCoopers LLP]



                        July 12, 2000



To Homestake Mining Company:


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 3, 2000 relating to the financial statements, which appear in the 1999 Annual Report to Shareholders and which is incorporated by reference in Homestake Mining Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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